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                           THE MIDDLEBY CORPORATION
                            LISTING OF SUBSIDIARIES


                      NAME
                      ----

Middleby Marshall Inc.
Victory International, Inc. (1)
Asbury Associates, Inc.
Middleby Philippines Corporation
Fab-Asia, Inc.
Asbury Worldwide (Taiwan) Co., Ltd.
Victory Refrigeration Company (1)
Asbury S.L.
International Catering and Equipment Supplies, Inc.
Asbury Mexico S.A. de C.V.
Middleby Japan Corporation
Peterson Distributors, Inc. (1)
Viking West, Inc. (1)


(1) Inactive wholly owned subsidiaries.